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                                                                     Exhibit 4.8

                              AMENDED AND RESTATED
                          SUBORDINATED PROMISSORY NOTE

     THIS AMENDED AND RESTATED SUBORDINATED PROMISSORY NOTE dated April 12, 2002, amends and restates, without interruption or novation, all indebtedness evidenced by that certain Subordinated Promissory Note dated May 18, 2001 by the Company to the Holder, in the original principal amount of $250,000.

              THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR "BLUE SKY" LAW OR REGULATION IN RELIANCE UPON AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. IT MAY NOT BE TRANSFERRED UNLESS SUCH TRANSFER IS REGISTERED OR THE HOLDER PROVIDES THE COMPANY WITH AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED IN ORDER TO COMPLY WITH SUCH SECURITIES LAW.

              THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN CASH IN FULL OF THE SENIOR OBLIGATIONS (AS DEFINED IN THE AMENDED AND RESTATED SUBORDINATION AGREEMENT DATED AS OF APRIL 12,
              2001) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT BY THE MAKER HEREOF IN FAVOR OF THE ADMINISTRATIVE AGENT, LENDERS AND SERIES C PREFERRED STOCKHOLDERS (AS SUCH TERMS ARE DEFINED IN THE SUBORDINATION AGREEMENT).

April 12, 2002                                          $250,000.00
                                              Mecklenburg County, North Carolina


     PLANVISTA CORPORATION, a Delaware corporation (the "Company"), hereby promises to pay to WILLIAM L. BENNETT, (the "Payee" or the "Holder"), the principal amount of Two Hundred Fifty Thousand United States Dollars ($250,000.00), together with interest thereon at the rate from time to time reported as the Prime Rate by the Wall Street Journal plus four percent (4%) per annum. This Note is being issued as one of a series of notes (the "Director Notes") being sold by the Company to certain of its Directors in order to provide the Company funds to partially pay certain payables to the New England Financial in connection with the sale of certain Company assets.

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     Section 1. Payment of Principal.

             (a) Maturity. To the extent not theretofore paid pursuant to
Section 1(b) hereof, the entire principal amount of this Note plus all accrued and unpaid interest shall become due and payable on December 1, 2004 (the "Maturity Date").

             (b) Optional Prepayment. Subject to any restrictions contained in the Subordination Agreement referenced in Section 3 hereof, the Company may, at any time and from time to time, without premium or penalty, prepay all or a portion of the unpaid principal amount of this Note, together with accrued and unpaid interest to the date of such repayment. Prepayments shall be applied first to accrued and unpaid interest and then to principal.

             (c) Payments Pro Rata. Any payment or prepayment of principal of the Director Notes shall be made pro rata among the Holders thereof based on the respective principal amounts of Director Notes held by such Holders. The Company will not redeem, repurchase or otherwise acquire any Director Notes other than in accordance with this Section 1 or pursuant to an offer made available to all Holders of Director Notes on a pro rata basis.

     Section 3. Subordination. Repayment of the principal and interest due under this Note is subordinated in right and time of payment to any and all obligations and liabilities of the Company to (i) the Administrative Agent (as defined below) and Lenders (as defined below) under or in connection with the Third Amended and Restated Credit Agreement dated as of April 12, 2002 among the Company and PlanVista Solutions, Inc, a New York corporation and a wholly owned subsidiary of the Company, as borrowers, the lenders referred to therein (the "Lenders") and Wachovia Bank, National Association (f/k/a First Union National
Bank), as administrative agent ("Administrative Agent") (from time to time amended, restated, supplemented or otherwise modified, the "Company Credit Facility") and any other Loan Document (as defined in the Company Credit Facility) and (ii) the Administrative Agent and the holders of Series C Convertible Preferred Stock of the Company, par value $0.01 per share (the "Series C Preferred Stock") with the terms set forth in the Company's Certificate of Designation of Series and Determination of Rights and Preferences of Series C Convertible Preferred Stock relating to the Series C Preferred Stock (as such provisions may be amended, restated, supplemented or otherwise modified from time to time), in each case in accordance with the provisions of that certain Subordination Agreement attached hereto as Exhibit A.

     Section 4. Events of Default. Subject to any restrictions contained in the Subordination Agreement referenced in Section 3 hereof, upon the occurrence and during the continuance of an Event of Default, the Holder may declare all or any portion of the unpaid principal amount of the Director Notes due and payable and may otherwise take action to enforce the Director Notes (except that, in the case of an Event of Default described in clause (ii) below, such acceleration shall be automatic with no action required on the part of any Holder). For purposes of this Note, an "Event of Default" shall be deemed to have occurred upon the delivery of notice to the Company by the Holder following the occurrence of any of the events set forth below (except that, in the case of the events described in clause (ii) below, no such notice shall be required):

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                (i)   the Company's failure to pay when due (without regard to
     the provisions of Section 3) any portion of the principal amount of this Note or any other Director Note or any accrued and unpaid interest thereon;

                (ii) the commencement of bankruptcy, reorganization, insolvency or liquidation proceedings with respect to the Company other than an involuntary proceeding which is dismissed, terminated, bonded or stayed within 60 days after it is commenced;

                (iii) the acceleration of any indebtedness under the Credit Agreement which is not rescinded, waived or otherwise cured within 30 days.

     Section 5. Amendment and Waiver. The Company may not amend any Director Note without the written consent of a majority in principal amount of the outstanding Director Notes.

     Section 6. Costs of Collection and Documentary Stamps. The Company shall be liable to the Holder of this Note for all costs incurred by such Holder (including attorneys' fees) in collecting any amount due and owing hereunder or otherwise in enforcing the obligations of the Company hereunder. Additionally, the Company shall pay any documentary stamps or other taxes which may be due as a result of the issuance of this Note.

     Section 7. Cancellation. After all unpaid principal and interest owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

     Section 8. Waiver. The Company hereby waives diligence, presentment, demand, protest and notice of any kind. The failure to exercise any right hereunder in any particular instance shall not constitute a waiver thereof.

     Section 9. Governing Law. This Note will be governed by the internal law, and not the law of conflicts, of the State of Florida.

     IN WITNESS WHEREOF, the Company has executed and delivered this Note on the date first written above.

                                         PLANVISTA CORPORATION



                                         By: /s/ Donald W. Schmeling
                                             --------------------------------
                                                 Donald W. Schmeling
                                                 Chief Financial Officer

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